EXHIBIT 7.1

ERNST & YOUNG
                              Ernst & Young LLP   Phone:  (312) 879-2000
                              233 S. Waker Drive  Fax:  (312) 879-4000
                              Chicago, Illinois 60606  www.ey.com

June 28, 2005

Mr. Michael Helser
Executive Vice President, Treasurer & Chief Financial Officer
Anchor BanCorp Wisconsin Inc.
25 East Main Street
Madison, Wisconsin 53703

Dear Mr. Helser:

This letter confirms discussions that occurred at a meeting held on June 27, 2005 (the "meeting") between representatives of Anchor BanCorp Wisconsin Inc. (the "Company") and Ernst & Young LLP at the Company's offices. Attending the meeting from the Company were Douglas Timmerman, Chairman of the Board, President and Chief Executive Officer; Mark Timmerman, Executive Vice
President   Operations, Planning, Secretary and General Counsel; and you.
Attending in person from Ernst & Young LLP were Colleen Berry Hiller, the coordinating partner and Mark Gerke, manager.

As noted in the meeting, we have concluded that the Company:

  * Has material adjustments to be recorded in its prior financial statements to correct its accounting for its participation in the Mortgage Partnership Finance 100 Program of the Federal Home Loan Bank of Chicago.

  * Has a material weakness in its system of internal control related to the application of U.S. generally accepted accounting principles in accounting for its participation in the Mortgage Partnership Finance 100 program of the Federal Home Loan Bank of Chicago.

Because of the material adjustments required to the 2005, 2004, 2003, and prior financial statements (collectively, the "Financial Statements"), our audit reports can no longer be relied upon nor can the related interim review reports. Accordingly, please consider them withdrawn. We recommend to management that the Company immediately undertake to:

  * Prepare a press release as quickly as possible disclosing the situation, including the fact that we have withdrawn our reports.

  * File a Form 8-K pursuant to Item 4.02 (b) with the SEC within the prescribed timeframe that discusses our notification to the Company that our reports on the relevant Financial Statements should no longer be relied upon.

  * Inform recipients of the Financial Statements that our reports have been withdrawn and should no longer be relied upon.

                         Very truly yours,

                                /s/ Ernst & Young LLP